------------------------------------------------------------------------






                             NETWORK PURCHASE AGREEMENT


                             dated as of March 11, 1997



                                      between



                                     ADVANTIS



                                        and



                            TELCO NETWORK SERVICES, INC.





     ------------------------------------------------------------------------

                                     ARTICLE I

                                   Defined Terms
                                   -------------

     1.01.  Defined Terms................................................  1
     1.02.  Other Definitions............................................  6
     1.03.  Terms Generally..............................................  7

                                     ARTICLE II

                                  Purchase and Sale
                                  -----------------

     2.01.  Purchase and Sale............................................  7
     2.02.  Delivery of Certificates and Other
             Instruments of Transfer.....................................  8
     2.03.  Purchase Price...............................................  8
     2.04.  The Closing..................................................  9
     2.05.  Third-Party Consents.........................................  9
     2.06.  Further Assurances........................................... 10
     2.07.  Risk of Loss................................................. 10

                                    ARTICLE III

                       Assumption of Certain Liabilities
                       ---------------------------------

     3.01.  Assumed Liabilities.......................................... 10
     3.02.  Liabilities Not Assumed...................................... 11

                                    ARTICLE IV

                    Representations and Warranties of Seller
                    ----------------------------------------

     4.01.  Organization................................................. 11
     4.02.  Authority.................................................... 11
     4.03.  Real Property and Improvements............................... 12
     4.04.  Personal Property............................................ 14
     4.05.  Intellectual Property Rights................................. 14
     4.06.  Contracts.................................................... 15
     4.07.  Litigation................................................... 15
     4.08.  Compliance with Laws......................................... 15
     4.09.  Sole Rights to Network....................................... 15
     4.10.  Licenses and Permits......................................... 16
     4.11.  FCC Compliance............................................... 16
     4.12.  Environmental Matters........................................ 17
     4.13.  Adequacy..................................................... 18

     4.14.  No Brokers................................................... 19
     4.15.  Disclosure................................................... 19
     4.16.  Qwest Dedicated Capacity..................................... 19

                                      ARTICLE V

                     Representations and Warranties of Purchaser
                     -------------------------------------------

     5.01.  Organization................................................. 20
     5.02.  Authority.................................................... 20
     5.03.  No Brokers................................................... 21
     5.04.  Ownership of Purchaser....................................... 21
     5.05.  Financial Capability......................................... 21
     5.06.  Limitation of Representations................................ 21
     5.07.  Completion of Due Diligence.................................. 21

                                    ARTICLE VI

                         Further Covenants and Agreements
                         --------------------------------

     6.01.  Conduct of Business.......................................... 22
     6.02.  HSR Filing; Other Consents................................... 23
     6.03.  Access....................................................... 24
     6.04.  Satisfaction of Closing Conditions........................... 24
     6.05.  No Inconsistent Position..................................... 24
     6.06.  Retention of Tax Liabilities................................. 24
     6.07.  Post-Closing Services and Facilities......................... 25
     6.08.  Transition Arrangements...................................... 25
     6.09.  Notice of Assignment......................................... 25

                                     ARTICLE VII

                    Conditions Precedent to Obligations of Purchaser
                    ------------------------------------------------

     7.01.  Performance.................................................. 26
     7.02.  Authorization, Execution and Delivery of
              Operative Agreements....................................... 26
     7.03.  No Default................................................... 26
     7.04.  Consents, etc.; Burdensome Conditions........................ 27
     7.05.  Governmental Rules........................................... 27
     7.06.  Standard Closing Documents................................... 28
     7.07.  Representations and Warranties............................... 28
     7.08.  Opinion of Counsel........................................... 28
     7.09.  No Material Adverse Change................................... 29
     7.10.  Schedules.................................................... 29
     7.11.  Estoppel Certificates........................................ 29

     7.12.  Proceedings.................................................. 29

                                 ARTICLE VIII

                 Conditions Precedent to Obligations of Seller
                 ---------------------------------------------

     8.01.  Performance.................................................. 30
     8.02.  Authorization, Execution and Delivery of
               Operative Agreements...................................... 30
     8.03.  No Default................................................... 30
     8.04.  Consents, etc.; Burdensome Conditions........................ 30
     8.05.  Governmental Rules........................................... 31
     8.06.  Standard Closing Documents................................... 31
     8.07.  Representations and Warranties............................... 32
     8.08.  Opinion of Counsel........................................... 32
     8.09.  Proceedings.................................................. 32

                                  ARTICLE IX

                          Survival and Indemnification
                          ----------------------------

     9.01.  Survival of Representations.................................. 33
     9.02.  Indemnification by Seller and Purchaser...................... 33
     9.03.  Notice, etc.................................................. 35
     9.04.  Reimbursement of Costs....................................... 35
     9.05.  Time Limitations............................................. 36
     9.06.  No Consequential Damages..................................... 36
     9.07.  Limitation on Remedies....................................... 36

                                   ARTICLE X

                               Employment Matters
                               ------------------

     10.01.  Offers of Employment........................................ 37
     10.02.  Payments by Seller.......................................... 37
     10.03.  Nonsolicitation............................................. 38
     10.04.  Contracting Arrangements for Employees...................... 38

                                  ARTICLE XI

                                 Termination
                                 -----------

     11.01.  Termination of Agreement.................................... 39

                                ARTICLE XII

                               Miscellaneous
                               -------------

     12.01.  Expenses.................................................... 41
     12.02.  Waiver of Jury Trial........................................ 41
     12.03.  Information for Tax Returns................................. 41
     12.04.  Amendments and Waivers...................................... 42
     12.05.  Transferability............................................. 42
     12.06.  Nonrecourse................................................. 43
     12.07.  Notices..................................................... 43
     12.08.  Remedies.................................................... 44
     12.09.  Applicable Law.............................................. 45
     12.10.  Jurisdiction; Consent to Service of
                 Process................................................. 45
     12.11.  Severability................................................ 46
     12.12.  Section Headings............................................ 46
     12.13.  Counterparts................................................ 46
     12.14.  Publicity................................................... 47
     12.15.  Entire Agreement............................................ 47

                                  SCHEDULES


     Schedule 1.01(a)                        Excluded Assets
     Schedule 1.01(b)                        Permitted Liens
     Schedule 3.01(a)                        Assumed Contracts
     Schedule 3.01(b)                        Other Assumed Liabilities
     Schedule 4.03                           Exceptions to Real Property
                                                and Improvements
     Schedule 4.04                           Exceptions to Personal
                                                Property
     Schedule 4.05                           Exceptions to Intellectual
                                                Property Rights
     Schedule 4.06                           Exceptions to Contracts
     Schedule 4.07                           Litigation
     Schedule 4.08                           Exceptions to Compliance with
                                                 Laws
     Schedule 4.09                           Shared Facilities
     Schedule 4.10                           Exceptions to License and
                                                 Permit Applications
     Schedule 4.11                           FCC Compliance
     Schedule 10.01                          Voice Network Employees


                              EXHIBITS

     Exhibit A                               Assets, Network
                                             Part I--Real Property
                                             Part II--Personal Property
                                             Part III--Intellectual Property
                                             Rights
                                             Part IV--Contracts
                                             Part V--Capacity
                                             Part VI--Leased Circuits

     Exhibit B                               Transition Plan

     Exhibit C                               Opinion of Counsel for Seller

     Exhibit D                               Form of Estoppel Certificate

     Exhibit E                               Opinion of Counsel for Purchaser

     Exhibit F                               Telco Flex Capacity

                    NETWORK PURCHASE AGREEMENT dated as of
               March 11, 1997 (this "Agreement"), between
               ADVANTIS, a New York general partnership
               ("Seller"), and TELCO NETWORK SERVICES, INC., a
               Nevada corporation ("Purchaser").


               Purchaser desires to purchase and accept from Seller certain assets, properties and other rights of Seller constituting a telecommunications network, upon the terms and subject to the terms and conditions set forth in this Agreement. Seller desires to sell and assign such assets, properties and other rights to Purchaser.


               NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                 DEFINED TERMS
                                 -------------

               1.01.  DEFINED TERMS.  The following terms, not defined
                      -------------
     elsewhere in this Agreement, shall have the following meanings:

               "ASSETS" shall mean all the assets, properties, easements, Intellectual Property Rights, permits, licenses and other Contract rights of Seller listed on Exhibit A, including the Dedicated Capacity and the Qwest Dedicated Capacity, comprising the Network as it is operated on the date of execution of this Agreement and on the Closing Date but in any event excluding the Excluded Assets.

               "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of a matter, including (i) the pendency of a governmental investigation (formal or informal), (ii) the institution of any litigation, or the threat thereof, (A) seeking to restrain, enjoin or prohibit the consummation of such matter, to place any materially adverse condition or limitation upon such consummation or to invalidate, suspend or require modification of any material provision of any Operative Agreement or (B) challenging the acquisition of the
          Network or (iii) the issuance of any temporary restraining order or any preliminary or final injunction having any of the consequences described in clause (ii) or the issuance of any subpoena, civil investigative demand or other request for documents or information that is unreasonably burdensome in the reasonable judgment of the applicable party.

               "CAPACITY AGREEMENT" shall mean the Capacity Exchange and Purchase Agreement dated as of March 14, 1991, as amended to date, between SP, Qwest and MCI, including the MCI Letter Amendment.

               "CONDUIT SALE AGREEMENT" shall mean the Agreement for Sale of Installed Conduit System dated March 14, 1991, between Qwest and MCI, as amended to date.

               "CONFIDENTIALITY AGREEMENT" shall mean the Agreement for the Exchange of Confidential Information dated December 4, 1996, between Seller and Purchaser.

               "CONSENT" shall mean consent, authorization, approval, permission or waiver.

               "CONTRACT" shall mean any contract, indenture, mortgage, lease, license, deed, agreement or other legally binding arrangement or understanding, whether written or oral, express or implied.

               "DEDICATED CAPACITY" shall mean the telecommunications capacity identified on Part V of Exhibit A provided by MCI to Seller pursuant to the MCI Easement, the Capacity Agreement and the Conduit Sale Agreement.

               "D&RGW" shall mean Denver and Rio Grande Western Railroad Company, a Delaware corporation.

               "EXCLUDED ASSETS" shall mean the assets, properties and rights listed and briefly described in Schedule 1.01(a).

               "EXCLUDED LIABILITIES" shall mean all liabilities, obligations and other commitments of Seller and its affiliates other than the Assumed Liabilities.

               "GOVERNMENTAL ACTION" shall mean any authorization, consent, approval, order, waiver, exception, variance, franchise, permission, permit or license of, or
     any registration, filing or declaration with, by or in respect of, any Governmental Authority.

               "GOVERNMENTAL AUTHORITY" shall mean any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign, of competent jurisdiction.

               "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulation, license, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or quasijudicial tribunal.

               "GUARANTEE" shall mean the guarantee by Telco of Purchaser's obligations hereunder.

               "INTELLECTUAL PROPERTY RIGHTS" shall mean intellectual property, including patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights (including copyrights in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), rights in designs, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, technical information, confidential and proprietary information, and all other intellectual property rights, whether or not subject to statutory registration or protection.

               "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

               Any reference to any event, change or effect being "MATERIAL" with respect to any Person means an event, change or effect which is or, insofar as reasonably can be foreseen, in the future will be material to the condition (financial or otherwise), properties, assets, liabilities, earnings, capitalization, shareholders' equity, licenses or franchises, businesses or operation of such Person.

               "MCI" shall mean MCI Telecommunications Corporation, a Delaware corporation.

               "MCI EASEMENT" shall mean the Easement Agreement originally entered into as of November 9, 1987, as amended to date, by and among SP, D&RGW, Qwest, Seller and MCI, including any Severance Agreement entered into pursuant to Article XV thereof and the MCI Letter Amendment.

               "MCI LETTER AMENDMENT" shall mean the Tenth Amendment to the MCI Easement dated November 4, 1993 among SP, D&RGW, Qwest, Seller and MCI.

               "NETWORK" shall mean the telecommunications network of Seller consisting of the Assets listed on Exhibit A.

               "OPERATIVE AGREEMENTS" shall mean this Agreement, the Guarantee, the Real Property Contracts, the Qwest Release Agreement, the Qwest Service Agreement and the license of certain Scheduled
     Intellectual Property referred to in Section 4.05.

               "PERMITTED LIENS" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising from or incurred in the ordinary course of business and securing obligations which are not due or which are being contested in good faith (which contested Liens are disclosed on Schedule 1.01(b)); (ii) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith (which contested Liens are disclosed on Schedule 1.01(b)); (iii) with respect to the Real Property, the interests of the applicable head lessors, Qwest and Seller under the leases, subleases, subsubleases and assignments included in the Real Property Contracts or relating thereto and the liens permitted thereunder, (iv) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not individually or in the aggregate materially impair the continued use of the assets to which they relate in connection with the operation of the Network by Purchaser; and (v) the Liens described in Schedule 1.01(b).

               "PERSON" shall mean any individual, firm, corporation, limited liability company, partnership, trust, joint venture, Governmental
          Authority or other entity, and
     shall include any successor (by merger or otherwise) of such entity.

               "QWEST" shall mean Qwest Communications Corporation, formerly Southern Pacific Telecommunications Company, a Delaware corporation.

               "QWEST AGREEMENT" shall mean the Amended and Restated Asset and Stock Purchase Agreement dated as of September 10, 1993 between Seller, as purchaser, and Qwest, as seller.

               "QWEST DEDICATED CAPACITY" shall mean the 2,742 DS-3 miles of the capacity identified on Part V of Exhibit A between Los Angeles, California, and Sacramento, California, provided and to be provided by Qwest and the 18 DS-3 circuits into and out of the Dedicated Capacity in Sacramento, California (the MCI point of presence), and Seller's terminal facility located at 770 L Street in Sacramento, California, to be provided by Qwest pursuant to the Qwest Release Agreement. The Qwest Dedicated Capacity includes six DS-3 circuits on the San Jose, California, to San Francisco, California, route segment which remain to be provided by Qwest (the "Remaining Qwest Capacity").

               "QWEST RELEASE AGREEMENT" shall mean the Termination and Release Agreement dated as of March 10, 1997, between Qwest and Seller relating, among other matters, to the termination of certain provisions of the Qwest Agreement.

               "QWEST SERVICE AGREEMENT" shall mean the Service Agreement dated as of March 10, 1997, between Qwest and Seller relating to the provision by Qwest of the Qwest Dedicated Capacity.

               "REAL PROPERTY CONTRACTS" shall mean the subleases, subsubleases, assignments of subleases and consents related to interests in real property contemplated hereunder to be transferred to Purchaser to be entered into by Purchaser and Seller at the Closing.

               "REASONABLE COMMERCIAL EFFORTS", when required in connection with a covenant of a party to this Agreement, shall not, except as otherwise specifically required by the operative covenant, obligate such party to make any unreimbursed expenditures other than routine administrative costs and expenditures that would have been required of such
     party in the absence of the actions required by such covenant.

               "RELATED EMPLOYEES" shall mean the employees of Seller who are primarily engaged in the maintenance and operation of the Network and use of the Assets.

               "SP" shall mean Southern Pacific Transportation Company, a Delaware corporation.

               "SP AGREEMENT" shall mean the Agreement dated November 5, 1993, among SP, D&RGW, Qwest and Seller.

               "TAX" or "TAXES" shall mean any and all taxes, imposts, duties, levies, charges, withholdings, fees or excises imposed by any Governmental Authority, including any gross, adjusted gross or net income tax, alternative or add-on minimum tax, franchise tax, gross receipts tax, employment-related tax (including employee withholding, employment, social security, workers' compensation, unemployment compensation and employer payroll taxes), real or personal property tax, tangible or intangible property tax, conveyance tax, value-added tax, transfer tax, gains tax, net worth tax or sales or use tax, together with any and all interest, penalties, additions to tax or additional amounts imposed with respect to any of the foregoing.

               "TELCO" shall mean Telco Communications Group, Inc., a Virginia corporation.

                1.02.  OTHER DEFINITIONS.  The following terms are defined in
                       -----------------
      the Sections indicated:

                    Term                         Section

          "Additional Purchase Price"            2.03(b)
          "Antitrust Division"                   6.02(a)
          "Assumed Contracts"                    3.01(a)
          "Assumed Liabilities"                  3.01
          "Claims"                               9.03
          "Closing"                              2.04
          "Closing Date"                         2.04
          "Environmental Laws"                   4.12
          "Environmental Permits"                4.12
          "FCC"                                  4.11(a)
          "FTC"                                  6.02(a)
          "Hazardous Substances"                 4.12
          "Improvements"                         4.03(b)

          "Indemnitee"                           9.02(a) and (b)
          "Losses"                               9.02(a)
          "Personal Property"                    4.04
          "Purchase Price"                       2.03(a)
          "Real Property"                        4.03(a)
          "Scheduled Contracts"                  4.06
          "Scheduled Intellectual Property"      4.05
          "Telco Flex Capacity"                  2.03(b)

                1.03.  TERMS GENERALLY.  The definitions in Sections 1.01 and
                       ---------------
     1.02 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to Articles, paragraphs and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time.


                                  ARTICLE II

                              PURCHASE AND SALE
                              -----------------

                2.01.  PURCHASE AND SALE.  Upon the terms and  subject to the
                       -----------------
     conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, at the Closing, all right, title and interest of Seller in and to all the Assets; provided that certain Intellectual Property Rights included in the Assets will either be assigned to Purchaser or licensed to Purchaser on a nonexclusive, fully paid-up basis, as described in Section 4.05. At the Closing, Purchaser and Seller shall also enter into the Real Property Contracts with respect to the terminal facilities as referred to in Part I of Exhibit A and Schedule 4.03 or enter into other arrangements reasonably satisfactory to Purchaser with respect to such terminal facilities or substantially equivalent facilities. Seller's retained interest in such terminal facilities as set forth in the Real Estate Contracts will not be included in the Assets.

                2.02.  DELIVERY OF CERTIFICATES AND OTHER INSTRUMENTS OF
                       -------------------------------------------------
     TRANSFER.  On the Closing Date, Seller shall deliver to Purchaser (a)
     --------
     such specific assignments, bills of sale, endorsements, leases, subleases, subsubleases and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Purchaser all Seller's interest in all the Assets subject to the provisions respecting Intellectual Property Rights and terminal facilities in Section 2.01 and
     (b) copies of all general, financial and accounting records pertaining to the Assets or the Network, records relating to Intellectual Property Rights being transferred and other data used in connection with or pertaining to the ownership, maintenance and operation of the Network (but excluding Seller's specific customer records and other similar materials pertaining to business activities of Seller that are not necessary to the ownership, operation and maintenance of the Network).

                2.03.  PURCHASE PRICE.   (a)  In consideration of the
                       --------------
     transfer to Purchaser of the Assets, Purchaser shall pay to Seller as the purchase price the sum of $170,000,000 (the "Purchase Price"), payable to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller. Purchaser and Seller shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Assets prior to the Closing.

               (b) In addition to the payment of the Purchase Price, Purchaser shall pay to Seller as additional consideration the sum of $5,000,000 (the "Additional Purchase Price") if, no later than 30 months after the Closing, MCI has reconfigured Dedicated Capacity set forth in Attachment 2 to Part V of Exhibit A (Flex Capacity-MCI) to at least 80% of the city pairs (i.e., at least 57 of the 71 city pairs) identified on Exhibit F (the "Telco Flex Capacity"). In determining whether a reconfiguration counts in meeting the 80% test, the full DS-3 requirement on Exhibit F for that city pair must be met (e.g., in the case of Washington-Baltimore 2DS-3s and in the case of
Washington-Charleston 1 DS-3)
but any existing Dedicated Capacity set forth in such Attachment 2 will be deemed as reconfigured (e.g., in the case of New York-Philadelphia the 3 DS-3s required would include those currently provided). The Additional Purchase Price will be payable on the date 30 months following the Closing Date by wire transfer of immediately available funds to an account designated by Seller. Purchaser and
          Seller will each use reasonable
     commercial efforts to cause MCI to agree to the reconfiguration of the required Dedicated Capacity set forth in such Attachment 2 to Telco Flex Capacity by no later than 30 months following the Closing Date, and Purchaser will take all action required under the Capacity Agreement, including giving notices to MCI and providing any demand forecasts as promptly as possible, to obtain reconfiguration to the Telco Flex Capacity on a timely basis.

                2.04.  THE CLOSING.  Upon the terms and subject to the
                       -----------
     conditions set forth in this Agreement, the acquisition by Purchaser of the Assets (herein called the "Closing") shall take place at 10:00 a.m., Chicago time, at 231 North Martingale Road, Schaumburg, Illinois, on the later of the thirtieth calendar day following the date this Agreement is executed and the third business day following the expiration or early termination of all waiting periods under the HSR Act and the satisfaction or waiver of the other conditions set forth in Articles VII and VIII hereof, or at such other time, date and place as the parties shall agree upon (the date of the Closing being herein referred to as the "Closing Date").

                 2.05.  THIRD-PARTY CONSENTS.  To the extent that any Assumed
                        --------------------
     Contract or Intellectual Property Rights for which assignment or license to Purchaser is provided for herein is not assignable or licenseable without the consent of another party, this Agreement and any other Operative Agreement shall not constitute an assignment or license or an attempted assignment or license thereof if such assignment or license or attempted assignment or license would constitute a breach thereof. Seller agrees to use reasonable commercial efforts to obtain the consent of such other party to the assignment or license of any such Assumed Contract or Intellectual Property Rights to Purchaser and any consent required by Seller for the entry into of any Real Property Contract in all cases in which such consent is or may be required therefor; provided, however, Seller shall not be obligated to make any unreimbursed expenditures in connection therewith (other than routine administrative costs and any expenditures that would be required in respect of any period ending on or prior to the Closing Date pursuant to the terms of such Assumed Contracts or Intellectual Property Rights in the absence of such assignment or license). If any such consent shall not be obtained, Seller agrees to cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned or licensed to Purchaser under the relevant Assumed Contract or Intellectual Property Rights or created by the relevant Real Property Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall not have any obligation with respect to any such Assumed Contract, Intellectual Property Rights or Real Property Contract. This Section 2.05 does not diminish or constitute a waiver or modification of Seller's representations and warranties as to the assignability of Contract rights included in the Assets or of Purchaser's right pursuant to
     Section 7.04 not to consummate the transactions contemplated by this Agreement.

                2.06.  FURTHER ASSURANCES.  (a)  Seller agrees to use
                       ------------------
     reasonable commercial efforts to assist Purchaser in connection with the reissuance or transfer to Purchaser of all permits or other Consents of Governmental Authorities necessary for Purchaser's maintenance, operation and use of the Network and the Assets.

               (b) From and after the Closing, upon request of Purchaser, Seller shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, license, convey and deliver to and vest in Purchaser, and protect Purchaser's right, title and interest in and employment of, all the Assets intended to be sold, assigned, transferred, licensed, conveyed and delivered to Purchaser pursuant to this Agreement, and as otherwise may be appropriate to carry out the transactions contemplated in this Agreement.

                2.07.  RISK OF LOSS.  Until the Closing, any loss of or
                       ------------
     damage to the Assets from fire, casualty or any other occurrence shall be the total responsibility of Seller.


                                 ARTICLE III

                     ASSUMPTION OF CERTAIN LIABILITIES
                     ---------------------------------

                3.01.  ASSUMED LIABILITIES. Upon the terms and subject to the
                       -------------------
     conditions of this Agreement, Purchaser hereby assumes, effective as of the Closing, and agrees to
     pay, perform and discharge when due, and indemnify Seller against and hold it harmless from and after the Closing from the following obligations and liabilities of Seller (herein called the "Assumed Liabilities"):

               (a) all obligations and liabilities of Seller arising after the Closing Date under each Contract included in the Assets and those other Contracts referred to in Schedule 3.01(a) (collectively, the "ASSUMED CONTRACTS"); and

               (b) the obligations and liabilities of Seller listed and briefly described in Schedule 3.01(b).

                3.02.  LIABILITIES NOT ASSUMED.  Purchaser will acquire the
                       -----------------------
     Assets free and clear of all obligations and liabilities except as provided in Section 3.01 or as otherwise provided in this Agreement. Purchaser will not assume or be responsible for as a result of such acquisition any other obligations or liabilities of Seller or any other Persons of any kind, known or unknown, accrued, contingent or otherwise, asserted or unasserted, including all such obligations or liabilities, whenever asserted, existing as of the Closing Date or arising out of events occurring or facts or circumstances existing as of or prior to the Closing Date.


                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SELLER
                      ----------------------------------------

               Seller represents and warrants, as of the date hereof and as of the Closing Date, to Purchaser as follows:

                4.01. ORGANIZATION. Seller is validly existing as a New York general partnership. Seller is duly qualified to do business in each jurisdiction in which the ownership, leasing or operation of the Network requires such qualification except where the failure so to qualify would not have a material adverse effect upon the utilization of the Network.

                4.02. AUTHORITY. (a) Seller has full power and authority under the partnership agreement pursuant to which it was created to execute and deliver this Agreement and the other Operative Agreements and instruments to be executed and delivered by Seller pursuant hereto and to consummate
     the transactions contemplated hereby and thereby. All partnership acts and other proceedings required to be taken by or on the part of Seller to authorize such execution, delivery and consummation have been or prior to the Closing will be duly and properly taken.

               (b) This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting enforcement of creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               (c) The execution and delivery by Seller of this Agreement and the execution and delivery by Seller of such other agreements and instruments and the consummation by Seller of the transactions contemplated hereby and thereby will not in any material respect violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on any of the Assets pursuant to, the partnership agreement of Seller or any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which Seller or its properties or assets is bound.

               (d) No Consent or other action of or filing with any Governmental Authority is required for the execution and delivery by Seller of this Agreement and the execution and delivery by Seller of such other agreements and instruments or the consummation by Seller of the transactions contemplated hereby or thereby, except for filings or Consents required pursuant to the HSR Act and such other Consents, actions or filings the lack of which individually or in the aggregate would not have a material adverse effect upon the Network or Seller's ability to consummate the transactions contemplated hereby.

                4.03.  REAL PROPERTY AND IMPROVEMENTS. (a) Part I of Exhibit
                       ------------------------------
     A contains a complete list of all real property and interests in real property included in the Assets as of the date of this Agreement (the "REAL PROPERTY"). Seller has good and insurable title in fee simple to the Real Property listed in Part I of Exhibit A as being owned by it, in each case free and clear of all Liens except for Permitted Liens and except as described in Schedule 4.03. Seller is the lessee or sublessee of each of the leasehold estates listed in
     Part I of Exhibit A as being leased or subleased by it and, except as set forth in Schedule 4.03, is in possession of each of the premises purported to be so leased or subleased and has good title to each of such leasehold or subleasehold estates. Except as set forth in Schedule 4.03, there exists no asserted claim (including any Lien for Taxes) which is adverse to the rights of Seller in any such leasehold or subleasehold estate. Each such lease or sublease pursuant to which such leasehold or subleasehold estate is purported to be granted is in full force and effect without any default by Seller thereunder and, to the best knowledge of Seller, without any default by any other party thereto. Except as disclosed on Schedule 4.03, such leases or subleases are the only leases or subleases of real property to which Seller is a party pertaining to the Network. Schedule 4.03 includes a list of all leases, subleases and other documents granting Seller's leasehold or subleasehold interest in the Real Property (and the applicable landlord's consent thereto), and true, complete and correct copies thereof have been made available to Purchaser for its review. Except as disclosed in Schedule 4.03, each such lease or sublease pursuant to which Seller leases or subleases any premises pertaining to the Network may be assigned or subleased to Purchaser without any restriction or required Consent, or the necessary Consent has been obtained.

               (b) The buildings, facilities and other improvements located on the Real Property (the "Improvements") are and as of the Closing will be in good operating condition and fit for operation in the usual course of business, ordinary wear and tear excepted. The uses for which the Improvements are zoned do not materially restrict, or in any material manner impair, the use of the Improvements for purposes of the operation and use of the Network and the construction of the Improvements complies in all material respects with all applicable building and zoning codes, ordinances and rules.

               (c) Except as disclosed in Schedule 4.03, there is no pending, or to the knowledge of Seller threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the Improvements.

                4.04.  PERSONAL PROPERTY.  Part II of Exhibit A contains a
                       -----------------
     complete list of all machinery, equipment and other personal property owned, leased or used by Seller included in the Assets (the "Personal Property"). The Personal Property is in good operating condition and fit for operation in the usual course of business, ordinary wear and tear excepted. Except as disclosed in Schedule 4.04, Seller has good and marketable title to the Personal Property reflected in Part II of Exhibit A as being owned by it, free and clear of all Liens, except for Permitted Liens. Except as disclosed on Schedule 4.04, Seller is the lessee of all the leasehold estates purported to be granted by the leases reflected on Part II of Exhibit A, and its possession thereof has not been disturbed, nor has any claim been asserted against Seller (including any Liens for Taxes) adverse to its rights in such leasehold estates. Except as disclosed in Schedule 4.04, each such lease or agreement pursuant to which Seller leases any Personal Property may be assigned to Purchaser without any restriction or required Consent or the necessary Consent has been obtained.

                4.05.  INTELLECTUAL PROPERTY RIGHTS.  Part III of Exhibit A
                       ----------------------------
     lists all the Intellectual Property Rights owned, licensed, leased or otherwise used by Seller included in the Assets (the "SCHEDULED INTELLECTUAL PROPERTY") and whether such Intellectual Property Rights are owned by Seller or licensed or leased (and identifying the respective licensor or lessor). Except as set forth on Schedule 4.05, Seller owns or has the right to use, without payment to any other Person, all Scheduled Intellectual Property. Except as disclosed in
     Schedule 4.05, Seller is not obligated to pay any royalty to anyone under any of the Scheduled Intellectual Property and all rights of Seller therein and thereto are transferable to the Purchaser as herein contemplated without any required Consent, or the necessary Consent has been obtained. Except as disclosed in Schedule 4.05, upon the consummation of the transactions provided for herein, Seller either will have assigned, to the extent permitted, to Purchaser Seller's license to use such Scheduled Intellectual Property (to the extent such property is owned by a third Person) or licensed to Purchaser on a nonexclusive, fully paid-up basis the Scheduled Intellectual Property (to the extent such property is owned by Seller). Except as disclosed in Schedule 4.05, Seller does not have any knowledge of, and has not given or received any notice of any pending conflict with, the rights of others with respect to any Scheduled Intellectual Property in the jurisdictions where the Network is located.

                4.06.  CONTRACTS.  Part IV of Exhibit A contains a complete
                       ---------
     list of all Contracts included in the Assets.  Except as set forth on
     Schedule 4.06, each Contract included in the Assets (collectively, the "Scheduled Contracts") is in full force and effect and is a legal, valid and binding agreement of Seller and, to the best knowledge of Seller, of each other party thereto, enforceable in accordance with its terms; Seller has performed or is performing all material obligations required to be performed by it under the Scheduled Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder; and, to the best knowledge of Seller, no other party to any of the Scheduled Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder. The copies of the Scheduled Contracts that have been made available to Purchaser for its review include all Scheduled Contracts or amendments thereto originally entered into by Seller and all documentation provided to Seller relating to Scheduled Contracts that were assigned to Seller pursuant to the Qwest Agreement and such copies are, to Seller's best knowledge, true, complete and correct.


                4.07.  LITIGATION.  Except as disclosed in Schedule 4.07,
                       ----------
     there is no action, suit, proceeding or investigation pending, or to the knowledge of Seller threatened, against or by Seller relating to the Network in any court or before any Governmental Authority or any arbitrator of any kind. There is no outstanding judgment, order or decree of any Governmental Authority or arbitrator applicable to Seller which has or is likely to have an adverse effect on the maintenance, operation and use of the Network.

                4.08.  COMPLIANCE WITH LAWS.  Except as disclosed on Schedule
                       --------------------
     4.08, Seller has complied in all material respects with all Governmental Rules and licensing requirements applicable to the operation and use of the Network, including any thereof relating to the sale and leasing of telecommunications capacity.

                4.09.  SOLE RIGHTS TO NETWORK.  (a)  Except as set forth in
                       ----------------------
     Schedule 4.09, there are not any outstanding Contracts giving any Person any present or future right which has not been waived (for example, the right of first offer of MCI set forth in the Tenth Amendment) to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any Lien on, any of the Assets except pursuant to this Agreement. Except as set forth on Schedule 4.09, there are no shared facilities or services which are used in connection with the Network and with other operations of Seller.

               (b) In each state in which any Assets are located (i) Seller is not engaged in the business of selling such Assets or similar assets and, as of the Closing Date, will not have engaged in other transactions in which it shall have sold, either individually or in the aggregate, a substantial amount of such Assets located in such state within the twelve months prior to the Closing Date; or (ii) such Assets constitute substantially all the operational assets of Seller in the business in which such Assets are used in such state.

                4.10.  LICENSES AND PERMITS.  (a) Seller has, or as disclosed
                       --------------------
     on Schedule 4.10 has applied for and in due course expects to receive, all licenses, permits and other governmental authorizations and approvals required for the maintenance, operation and use of the Network except where the failure to have such licenses and permits would not have a material adverse effect on Seller's ability to maintain, operate and use the Network. All licenses and permits held by Seller which are material to the maintenance, operation and use of the Network are valid and in full force and effect and there are not pending or, to the knowledge of Seller, threatened any proceedings which could result in the termination or impairment of any such license or permit which termination or impairment would materially interfere with the maintenance, operation or use of the Network, as presently maintained, operated and used.

               (b) To the best knowledge of Seller, the conduct of the business operations of Seller does not subject Seller to regulation as a common carrier.

                4.11.  FCC COMPLIANCE.  (a)  Except as disclosed on Schedule
                       --------------
     4.11, the Network does not include any license, permit or authorization issued by the Federal Communications Commission (the "FCC") or any other Governmental Authority, the transfer or assignment of which would require the approval of a Governmental Authority.

               (b) The Network has been operated and maintained, and will continue to be operated and maintained prior to Closing, in full compliance with all Governmental Rules, including the rules and regulations of the FCC, except where
     a failure to do so would not have a material adverse effect on the Network or Seller's ability to operate the Network.

                4.12.  ENVIRONMENTAL MATTERS.  To the knowledge of Seller,
                       ---------------------
     Seller is not in violation of any Environmental Laws applicable to the Assets, and no material Lien has been attached to any real or personal property of Seller included in the Assets pursuant to any Environmental Laws nor are there any circumstances that could reasonably give rise to such Lien; Seller's utilization of haulers and transporters to dispose of any Hazardous Substance has been in material compliance with Environmental Laws; there has been no disposal or release of any Hazardous Substance by any Person on any property which at any time was owned, operated or leased by Seller except in compliance with Environmental Laws except for such instances of noncompliance that could not reasonably be expected to give rise to a material adverse effect on the Network or the Assets or a liability to Purchaser; there are no sites, locations or operations included in the Assets or used in connection with the Network at which Seller is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release as required by Environmental Laws. Seller has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other Consents required by Environmental Laws from any Governmental Authority applicable to the Assets ("ENVIRONMENTAL PERMITS") except for such instances of noncompliance that could not reasonably be expected to give rise to a material adverse effect on the Network, and all such Environmental Permits are transferable to Purchaser under the circumstances presented by the transactions contemplated hereby. Seller has not received written notice of any civil, criminal or administrative claims, actions, suits, hearings, investigations or proceedings pending or threatened that are based on any Environmental Laws applicable to the Assets.

               The term "ENVIRONMENTAL LAWS" means any federal, state, provincial, regional, territorial, municipal, local or foreign statute, code, ordinance, rule and regulation (including the requirement to register underground storage tanks), any permit, consent, approval and license issued by an environmental regulatory agency, and any judgment, order, writ, decree, injunction or other authorization, relating to:

               (a) emissions, discharges, releases or threatened releases of Hazardous Substances into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land;

               (b) the generation, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; or

               (c) otherwise relating to the pollution or protection of health or safety or the environment or to solid waste handling, treatment or disposal.

               The term "HAZARDOUS SUBSTANCES" means those materials regulated by Environmental Laws, including (1) hazardous materials, contaminants, constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
     9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
     6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C.
     7401 et seq., (2) petroleum, including crude oil and any fractions thereof; (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material, (5) PCBs or PCB-containing materials or fluids in excess of 50 parts per million, (6) any other substance with respect to which any federal, state or local agency or other Governmental Authority may require either an environmental investigation or environmental remediation and (7) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is regulated by, or forms the basis of liability under, any Environmental Laws.

                4.13. ADEQUACY. On the Closing Date, the Network as it will be conveyed to Purchaser will be operational in accordance with general industry standards for the transmission of basic switched voice communications traffic in the manner presently utilized by Seller and will include facilities, equipment and other rights used to connect the Network to points of presence and local exchange carriers. It is understood, however, that the Network as conveyed will not include certain components (such as leased lines) of the voice communications network presently operated by Seller, but the exclusion of such components will not adversely
     affect the functionality of the Network to be conveyed. If any item of tangible personal property listed in Part II of Exhibit A is not delivered to Purchaser on the Closing Date, or if Seller and Purchaser agree that any additional item of tangible personal property should have been listed in Part II of Exhibit A on the Closing Date (neither of whose agreement will be unreasonably withheld), Seller agrees that it shall provide to Purchaser either such item or an acceptable, substantially equivalent substitute therefor as promptly as possible. Nothing in this Section 4.13 shall be deemed a waiver of the rights of Purchaser in Article VII or IX of this Agreement.

                4.14.   NO BROKERS.  Seller has not incurred any liability
                        ----------
     for any broker's or finder's fees or commissions or similar payments in connection with any of the transactions contemplated by the Operative Agreements.

                4.15.  DISCLOSURE.  Seller has not knowingly failed to
                       ----------
     disclose to Purchaser any facts material to the Network or the Assets. To Seller's knowledge, no material representation or warranty by Seller contained in this Agreement and no material statement contained in any document, certificate, Exhibit or Schedule furnished or to be furnished by Seller or on its behalf to Purchaser or any of its representatives pursuant to any of the Operative Agreements or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, Exhibit or Schedule.

                4.16.  QWEST DEDICATED CAPACITY.  Qwest is providing the
                       ------------------------
     Qwest Dedicated Capacity (other than the Remaining Qwest Capacity) to Seller and is obligated to provide the Remaining Qwest Capacity to Seller as provided in the Qwest Release Agreement. The Qwest Release Agreement is not being assigned to Purchaser except that Purchaser will have the benefit of certain rights thereunder.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PURCHASER
                    -------------------------------------------

               Purchaser represents and warrants, as of the date hereof and as of the Closing Date, to Seller as follows:

                5.01.  ORGANIZATION.  Purchaser is a corporation duly
                       ------------
     organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                5.02.  AUTHORITY.  (a) Purchaser has full corporate power and
                       ---------
     authority to execute and deliver this Agreement and the other Operative Agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser or its stockholders to authorize Purchaser to execute, deliver and perform this Agreement and such other agreements and instruments and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

               (b) This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting enforcement of creditors' rights and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               (c) The execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser of such other agreements and instruments and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to, the certificate of incorporation or by-laws of Purchaser or any indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

               (d) No Consent or other action of or filing with any Governmental Authority is required for the execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser of such other agreements and instruments or the consummation by Purchaser of the transactions contemplated hereby or thereby, except for filings or Consents required pursuant to the HSR Act and such other Consents, actions or filings the lack of which individually or in the aggregate would not have a material adverse effect upon Purchaser's ability to consummate the transactions contemplated hereby.

                5.03.  NO BROKERS.  Purchaser has not incurred any liability
                       ----------
     for any broker's or finder's fees or commissions or similar payments in connection with any of the transactions contemplated by the Operative Agreements.

                5.04.  OWNERSHIP OF PURCHASER.  Purchaser is a wholly-owned
                       ----------------------
     subsidiary of Telco Global Solutions Inc., which is a wholly-owned subsidiary of Telco.

                5.05.  FINANCIAL CAPABILITY.  Purchaser has the financial
                       --------------------
     capability to pay the purchase price to be paid by it at the Closing and to perform its other obligations hereunder.

                5.06.  LIMITATION OF REPRESENTATIONS.  Anything herein or in
                       -----------------------------
     any other Operative Agreement to the contrary notwithstanding, Purchaser acknowledges that it is acquiring the Network without any representation or warranty by Seller or any of its partners or other affiliates except as expressly set forth herein and that neither Seller nor any of its partners or other affiliates shall be deemed to have made any representation or warranty, express or implied, as to the Assets, the operation of the Network or otherwise, except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Purchaser acknowledges that neither Seller nor any of its partners or other affiliates has made any representation or warranty, express or implied, with respect to the revenues or profitability of the operation of the Network after the Closing.

                5.07.  COMPLETION OF DUE DILIGENCE.  Purchaser has completed
                       ---------------------------
          its due diligence and business review with respect to all aspects of the Network, the Assets and the feasibility of the operation of the Network as intended to meet the objectives of Purchaser, and the results of such review are satisfactory to Purchaser in all material respects. This Section 5.07 does not constitute a waiver of any rights of Purchaser pursuant to Article VII or IX.


                                  ARTICLE VI

                     FURTHER COVENANTS AND AGREEMENTS
                     --------------------------------

                6.01.  CONDUCT OF BUSINESS.  (a)  Except as otherwise
                       -------------------
     expressly provided herein, from and after the date of this Agreement and until the Closing, Seller shall (i) operate and maintain the Network in the ordinary course of business consistent with past practice; (ii) use reasonable commercial efforts to preserve the Assets and maintain the integrity of the Network; (iii) use reasonable commercial efforts to keep available the services of the Related Employees; (iv) not sell or transfer any of the Assets without the prior written consent of Purchaser, which shall not be unreasonably withheld; (v) not amend or terminate any Contract constituting part of the Assets or waive any default or breach thereunder without the prior written consent of Purchaser, which shall not be unreasonably withheld; (vi) comply in all material respects with the Assumed Contracts and Operative Agreements and use reasonable efforts to cure any default or breach by Seller thereunder and notify Purchaser upon receipt of notice of any default or breach; and (vii) not, without the prior written consent of Purchaser, enter into any other contract materially affecting the Network or the Assets, such consent not to be unreasonably withheld. Seller will promptly notify Purchaser of any material adverse effect on, or on the value of, any of the Assets or the Network. From the date hereof to the Closing, Seller will not take any action or engage in any transaction which would render any of its representations and warranties inaccurate in any material respect as of the date hereof or as of the Closing Date.

               (b) In the event that Seller acquires assets or enters into Contracts in the ordinary course of business after the date of execution of this Agreement and prior to the Closing for use in the Network and such assets or Contracts are of the type that would have been included within the Assets if held by Seller on the date of execution of this Agreement, Exhibit A will be amended on or prior to the Closing Date to include such assets or Contracts as Assets. In addition, such Exhibit will be amended to delete assets or Contracts disposed of after the date of execution of this Agreement in accordance with Section 6.01(a). No such amendment shall affect the Purchase Price.

               (c) Until the Closing, Seller shall maintain in full force and effect all insurance policies presently in effect relating to the Assets.

                6.02.  HSR FILING; OTHER CONSENTS.  (a)  As promptly as
                       --------------------------
     possible, but in any event not later than ten days after the execution hereof, Purchaser and Seller will cause their respective parents to each file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") a premerger notification in accordance with the HSR Act with respect to the sale of the Assets by Seller to Purchaser pursuant to this Agreement. Each of Purchaser and Seller agrees to cause their respective parents to furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act; provided, however, that no party shall be required to comply with any Burdensome Condition. Purchaser and Seller (or their parents) shall each be responsible for the payment of their own filing fees required in connection with their respective filings.

               (b) Each of Purchaser and Seller will use reasonable commercial efforts to obtain or make at the earliest practicable date and in any event before the Closing all other Consents, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by the other party.

               (c) On or prior to the Closing Date, Seller shall use its reasonable commercial efforts to obtain all such Consents under any indenture, loan agreement or security agreement to which Seller is a party as are necessary to prevent a breach or violation of, or default under, any such indenture, loan agreement or security agreement as a result
      of the consummation of the transactions contemplated by this Agreement.

                6.03.  ACCESS.  From the date hereof to and including the
                       ------
     Closing Date, Seller shall continue to afford to the officers, employees, agents, attorneys, accountants and other authorized representatives of Purchaser reasonable access, during normal business hours, to the offices, plants, personnel, properties, Contracts, Assets, books and records of Seller relating to the Network in order that Purchaser may prepare for transition of ownership of the Assets on the Closing Date and operation of the Network thereafter. Seller shall furnish Purchaser such information with respect to the Assets and the Network as Purchaser may from time to time reasonably request and Seller shall cause its officers and employees to assist Purchaser and cause its counsel, accountants, engineers and non-employee representatives to be reasonably available to Purchaser for such purposes.

                6.04.  SATISFACTION OF CLOSING CONDITIONS.  Between the date
                       ----------------------------------
     hereof and the Closing Date, Seller and Purchaser shall each use reasonable commercial efforts to fulfill the conditions to its own obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Closing Date.

                6.05.  NO INCONSISTENT POSITION.  (a)  Seller and Purchaser
                       ------------------------
     agree that they will not take any position with any taxing authority which is not consistent with the Purchase Price allocation to be agreed pursuant to Section 2.03 prior to the Closing.

               (b) The parties acknowledge that the MCI Easement contains an acknowledgement and agreement by SP and MCI that the provision of the "Dedicated Capacity" as specified in the MCI Easement constitutes the provision of long distance telecommunications services by MCI under a long-term service contract.

                6.06.  RETENTION OF TAX LIABILITIES.  Seller hereby agrees to
                       ----------------------------
     retain responsibility for, and agrees to pay when due (except while and to the extent being contested in good faith), any and all Taxes of every nature and description relating to the Network or the Assets for any taxable period or portion of a taxable period which period or portion ends on or prior to the Closing Date. In the event that Purchaser reasonably determines that a Lien on
     the Assets (based upon unpaid Taxes payable by Seller under this Agreement or by law) is imminent and notifies Seller accordingly, then, unless Seller provides adequate protection (such as a bond or letter of credit) reasonably satisfactory to Purchaser to ensure that there is no risk to Purchaser's ownership of the Assets, at Purchaser's election, and in Purchaser's sole discretion, Purchaser may pay any such Taxes on Seller's behalf and Seller hereby agrees to reimburse Purchaser within 10 days after receiving notice thereof for any such Taxes so paid. The provisions of this Section shall survive the termination of this Agreement.

                6.07.  POST-CLOSING SERVICES AND FACILITIES.  Purchaser
                       ------------------------------------
     agrees to provide capacity to Qwest as provided in Section 7(c) of the Qwest Release Agreement on the terms and conditions provided in such Section. Purchaser agrees to work in good faith with third party service providers where required by Qwest with respect to the utilization of conduit as provided in Section 4(b) of the Qwest Release Agreement. The parties acknowledge that Seller has the right to assign to Purchaser certain rights under the Qwest Release Agreement.

                6.08.  TRANSITION ARRANGEMENTS.   Purchaser and Seller agree
                       -----------------------
     that the Transition Plan annexed hereto as Exhibit B, which the parties will amend in writing prior to the Closing to provide additional detail, shall be implemented in connection with Seller's continued access to the Network and Purchaser's assumption of management thereof during the period referred to therein.

                6.09.  NOTICE OF ASSIGNMENT.  On or prior to the Closing
                       --------------------
     Date, Seller shall send a notice, in form and substance reasonably satisfactory to Purchaser, to each other party to an Assumed Contract, informing such party of the assignment of the rights of Seller under such Assumed Contract to Purchaser and directing that any notices to Seller under such Assumed Contract be provided to Purchaser.

                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
               ------------------------------------------------

               The obligations of Purchaser to effect the Closing hereunder are, at the option of Purchaser, subject to the conditions precedent that, at the Closing:

                7.01.  PERFORMANCE.  Seller shall have performed and complied
                       -----------
     in all material respects with each agreement, covenant and condition in each Operative Agreement to which Seller is or is specified to be a party, which agreement, covenant or condition is required to be performed or complied with by Seller at or before the Closing. At the Closing, Seller shall have sold, assigned, transferred, conveyed and delivered to Purchaser all right, title and interest of Seller in and to the Assets subject to the provisions respecting Intellectual Property Rights and terminal facilities in Section 2.01 and shall have delivered such specific assignments, bills of sale, endorsements, leases, subleases, subsubleases and instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser title to and all the interest in the Assets of Seller subject as aforesaid.

                7.02.  AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE
                       --------------------------------------------------
     AGREEMENTS.  Each party thereto (other than Purchaser) shall have duly
     ----------
     authorized, executed and delivered each Operative Agreement to which such Person is or is specified to be a party, and an executed counterpart thereof shall have been delivered to Purchaser.

                7.03.  NO DEFAULT.  Each Operative Agreement and material
                       ----------
     Scheduled Contract shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default thereunder or breach thereof (except by Purchaser or any of its affiliates) or would give any party thereto the right to terminate or not to perform any obligation thereunder; and Purchaser shall have received copies of the Qwest Release Agreement executed by Qwest which constitutes the termination of its right of first offer relating to the transfer of the Network and the Dedicated Capacity pursuant to the Qwest Agreement and the waiver executed by MCI of its right of first offer relating to the transfer of the Dedicated Capacity pursuant to the MCI Letter Amendment.

                7.04.  CONSENTS, ETC.; BURDENSOME CONDITIONS.  (a)  All
                       -------------------------------------
     Governmental Actions, including the issuance or transfer of all permits or other Consents of Governmental Authorities necessary for Purchaser's ownership, maintenance, operation and use of the Network, required to be taken, given or obtained in connection with the transactions contemplated hereby shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

               (b) All Consents of any other Person necessary in order to consummate the transactions contemplated hereby, including the transfer to Purchaser of the Contracts and Intellectual Property Rights included in the Assets, or necessary for the maintenance, operation or use of the Network, except for Consents in respect of Contracts or Intellectual Property Rights that individually or in the aggregate are not material to the maintenance, operation or use of the Network as maintained, operated and used at the date of this Agreement, shall have been obtained and shall be in full force and effect.

               (c) The waiting period under the HSR Act shall have expired or been terminated.

               (d) No Burdensome Condition (other than a Burdensome Condition which is subject to the indemnification by Seller pursuant to
     Section 9.02(a)(iv)) shall exist with respect to Purchaser in connection with the transactions contemplated hereby.

                7.05.  GOVERNMENTAL RULES.  (a)  No Governmental Rule shall
                       ------------------
     have been instituted, threatened, issued or proposed to restrain, enjoin or prevent the transactions contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

               (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in Purchaser's good faith opinion, would make it illegal for Purchaser to consummate the transactions contemplated hereby or subject Purchaser to any fine, penalty or other liability under or pursuant to any Governmental Rule in connection with any such transaction.

                7.06.  STANDARD CLOSING DOCUMENTS.  Purchaser shall have
                       --------------------------
     received, with respect to Seller:

               (a) certificates, dated the Closing Date, of the secretary, assistant secretary or another appropriate authorized signatory of Seller certifying:

               (i) that a true and correct copy of the resolutions, delegations or other written evidence of partnership action and, if applicable, of the partners of Seller duly authorizing or ratifying the execution, delivery and performance of the Operative Agreements to which the partnership is or is specified to be a party and the consummation of the transactions contemplated thereby, is attached to such certificate, and as to the absence of other resolutions, delegations or other partnership action relating thereto; and

               (ii) as to the absence of proceedings for the merger, consolidation, sale of all or substantially all the assets, dissolution, liquidation or similar proceedings with respect to Seller;

               (b) an incumbency certificate signed by an appropriate officer or other authorized signatory of Seller dated the Closing Date as to the signatures and titles of the officers or authorized signatories of Seller executing any Operative Agreement and any other documents delivered in connection with the Operative Agreements; and

               (c) a certificate signed by an appropriate officer or other authorized signatory of Seller dated the Closing Date certifying that the conditions set forth in Sections 7.01, 7.02 and 7.07 (with respect to Seller) have been satisfied by Seller.

                7.07.  REPRESENTATIONS AND WARRANTIES.  The representations
                       ------------------------------
     and warranties set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and at the Closing with the same effect as if made at and as of the Closing.

                7.08.  OPINION OF COUNSEL.  Purchaser shall have received an
                       ------------------
     opinion or opinions addressed to it, dated the Closing Date, of H. Carol
          Bernstein, Vice President,

     Secretary and General Counsel of Seller, in the form of Exhibit C.

                7.09.  NO MATERIAL ADVERSE CHANGE.  Since the date of
                       --------------------------
     execution hereof, neither the Assets nor the Network shall have been adversely affected in any material way by, or sustained any material loss, whether or not insured, which has not been remedied by Seller to Purchaser's reasonable satisfaction, as a result of, any fire, flood, accident, explosion or other calamity or casualty or any strike, labor disturbance, riot or act of God or the public enemy, and no condemnation proceedings affecting any material portion of the Real Property and Improvements shall have been commenced and the Seller shall not have received notice of the proposed commencement of any such proceedings.

                 7.10.  SCHEDULES.  Purchaser shall have received amended
                        ---------
     Schedules as of a date no later than three business days before the Closing Date reflecting any changes in the Schedules since the date of execution of this Agreement, and each such amended Schedule shall be reasonably satisfactory in form, substance and scope to Purchaser in all material respects.

                7.11.  ESTOPPEL CERTIFICATES.  Purchaser shall have received
                       ---------------------
     certificates from each party to the MCI Easement, dated within 20 days of the Closing Date, pursuant to Section 16.04 of the MCI Easement, the certificate from MCI to be substantially in the form attached hereto as Exhibit D.

                7.12.  PROCEEDINGS.  All partnership and legal proceedings
                       -----------
     taken by Seller in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and certified or other copies of all relevant documents as Purchaser shall have reasonably requested shall have been provided to Purchaser or its counsel.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                  ---------------------------------------------

               The obligations of Seller to effect the Closing hereunder are, at its option, subject to the conditions precedent that, at the Closing:

                8.01.  PERFORMANCE.  Purchaser shall have performed and
                       -----------
     complied in all material respects with each agreement, covenant and condition in each Operative Agreement to which it is or is specified to be a party, which agreement, covenant or condition is required to be performed or complied with by Purchaser at or before the Closing.

                8.02.  AUTHORIZATION, EXECUTION AND DELIVERY OF OPERATIVE
                       ---------------------------------------------------
     AGREEMENTS.  Each party thereto (other than Seller) shall have duly
     ----------
     authorized, executed and delivered each Operative Agreement to which such Person is or is specified to be a party, and an executed counterpart thereof shall have been delivered to Seller. The Guarantee shall have been duly authorized, executed and delivered by Telco and shall be in form and substance satisfactory to Purchaser.

                 8.03.  NO DEFAULT.  Each Operative Agreement shall be in
                        ----------
     full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default under or breach of such Operative Agreement (other than by Seller or any of its affiliates) or would give any party to such Operative Agreement the right to terminate or not to perform any obligation under such Operative Agreement.

                8.04.  CONSENTS, ETC.; BURDENSOME CONDITIONS.  (a)  All
                       -------------------------------------
     Governmental Actions required to be taken, given or obtained in connection with the transactions contemplated hereby shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

               (b) All Consents of any other Person necessary or advisable in order to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

               (c) The waiting period under the HSR Act shall have expired or been terminated.

               (d) No Burdensome Condition shall exist with respect to Seller in connection with any transactions contemplated hereby.

                8.05.  GOVERNMENTAL RULES.  (a)  No Governmental Rule shall
                       ------------------
     have been instituted, threatened, issued or proposed to restrain, enjoin or prevent the transactions contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

               (b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in the good faith opinion of Seller, would make it illegal for Seller to consummate the transactions contemplated hereby or subject Seller to any fine, penalty or other liability under or pursuant to any Governmental Rule in connection with any such transaction.

                8.06.  STANDARD CLOSING DOCUMENTS.  Seller shall have
                       --------------------------
     received, with respect to Purchaser and Telco:

               (a) a certificate, dated the Closing Date, of the secretary, assistant secretary or another appropriate authorized signatory of such entity certifying:

               (i) that a true and correct copy of the charter and by-laws of such entity is attached to such certificate;

               (ii) that a true and correct copy of the resolutions, delegations or other written evidence of corporate action, duly authorizing or ratifying the execution, delivery and performance of the Operative Agreements to which such entity is or is specified to be a party and the consummation of the transactions contemplated thereby, is attached to such certificate, and as to the absence of other resolutions, delegations or other corporate action relating thereto; and

               (iii) as to the absence of proceedings for the merger, consolidation, sale of all or substantially all the assets, dissolution, liquidation or similar proceedings with respect to such entity;

               (b) an incumbency certificate signed by an appropriate officer or other authorized signatory of such entity dated the Closing Date as to the signatures and titles of the officers or authorized signatories of such entity executing any Operative Agreement and any other documents delivered in connection with the Operative Agreement; and

               (c) a certificate signed by an appropriate officer or other authorized signatory of Purchaser dated the Closing Date certifying that the conditions set forth in Sections 8.01, 8.02 and 8.07 (with respect to Purchaser) have been satisfied.

                8.07.  REPRESENTATIONS AND WARRANTIES.  The representations
                       ------------------------------
     and warranties of Purchaser set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and at the Closing with the same effect as if made at and as of the Closing.

                8.08.  OPINION OF COUNSEL.  Seller shall have received an
                       ------------------
     opinion or opinions addressed to it, dated the Closing Date, of Swidler & Berlin, counsel for Purchaser and Telco, in the form of Exhibit E.

                 8.09.  PROCEEDINGS.  All corporate and legal proceedings
                        -----------
     taken by Purchaser and Telco in connection with the transactions contemplated hereby and all documents relating thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and certified or other copies of all relevant documents as Seller shall have reasonably requested shall have been provided to Seller or its counsel.

                                    ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

                9.01.  SURVIVAL OF REPRESENTATIONS.  The representations,
                       ---------------------------
     warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, but subject to all limitations and other provisions contained in this Agreement including Section 9.05.

                9.02.  INDEMNIFICATION BY SELLER AND PURCHASER. (a) Subject
                       ---------------------------------------
     to the other provisions of this Article IX, Seller hereby agrees to indemnify and hold harmless Purchaser (and its officers, directors, employees, agents and representatives) (each an "Indemnitee") from and against any and all Losses (as defined below) asserted against, imposed upon or incurred by an Indemnitee arising from, based upon or caused by any of the following:

               (i) Excluded Liabilities;

               (ii) any default by Seller in the performance of any of its agreements or covenants set forth in any Operative Agreement;

               (iii) any breach of a representation or warranty of Seller contained in any Operative Agreement; and

               (iv) *

     provided, however,  that Seller shall not have any liability under this
     -----------------
     Section 9.02 to the extent the liability or obligation arises as a result of the operation of the Network after the Closing or any action taken or omitted to be taken by any Indemnitee of Seller.

     *Confidential Treatment Requested.
      The redacted material separately filed
      with the Commission.

               As used herein, the term "LOSSES" shall mean, collectively, any and all claims, damages, liabilities, liens, losses or other obligations whatsoever, together with costs and expenses, including reasonable fees and disbursements of counsel (except as limited by Section 9.03) and any consultants or experts and expenses of investigation. Losses with respect to a representation or warranty providing for a materiality threshold prior to breach shall include all Losses in excess of $200,000 arising from, based upon or caused by a breach of such representation or warranty, for the purposes of the indemnification under this Article IX only, determined without reference to the materiality threshold.

               (b) Subject to the other provisions of this Article IX, Purchaser hereby agrees to indemnify and hold harmless Seller (and its partners, officers, directors, employees, agents and representatives) (each an "Indemnitee") from and against any and all Losses asserted against, imposed upon or incurred by such Indemnitee arising from, based upon or caused by any of the following:

               (i) Assumed Liabilities;

               (ii) any default by Purchaser in the performance of any of its agreements or covenants set forth in any Operative Agreement; and

               (iii) any breach of a representation or warranty of Purchaser contained in any Operative Agreement;

     provided, however,  that Purchaser shall not have any liability under
     -----------------
     this Section 9.02 to the extent the liability or obligation arises as a result of the operation of the Network before the Closing or any action taken or omitted to be taken by any Indemnitee of Purchaser.

                (c) Seller and Purchaser shall not have any liability under Section 9.02(a) or (b), as applicable, unless the aggregate of all Losses for which such party would, but for this sentence, be liable exceeds on a cumulative pre-tax basis an amount equal to $3,000,000 and then only to the extent of any such excess. In addition, the aggregate amount payable by an indemnifying party to its respective Indemnitees pursuant to this Article IX shall not exceed $50,000,000. Notwithstanding any other provision in this Article IX, the liability of
          Seller under Section 9.02(a)(iv) shall not be subject to the foregoing limitations on amount (i.e., $3,000,000 and $50,000,000) and shall apply only to Losses consisting of costs and expenses incurred by Purchaser as a party to the indemnified litigation, including all reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation, and any amounts which are due from Purchaser to plaintiff as the result of a judgment in the litigation or a settlement thereof. The limitations on amount also shall not apply to indemnification pursuant to Section 9.02(a)(i) or 9.02(b)(i).

                9.03.  NOTICE, ETC.  Each Indemnitee agrees to give the
                       -----------
     indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such Indemnitee intends to assert a right to indemnification under this Agreement. The indemnifying party shall have the right to participate jointly with the Indemnitee in the Indemnitee's defense, settlement or other disposition of any Claim. With respect to any Claim relating solely to the payment of money damages and which would not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee in full hereunder without regard to any monetary limitation on indemnification in Section 9.02(c), the indemnifying party shall have the right to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof. The indemnifying party shall obtain the written consent of the Indemnitee prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the Indemnitee would become subject to injunctive or other equitable relief or the business of the Indemnitee would be adversely affected in any manner.

                9.04.  REIMBURSEMENT OF COSTS.  The costs and expenses,
                       ----------------------
          including reasonable fees and disbursements of counsel and expenses of investigation, incurred by any Indemnitee in connection with any Claim shall be reimbursed on a quarterly basis by the applicable indemnifying party, without prejudice to the indemnifying party's right to contest the Indemnitee's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnitee.

                9.05.  TIME LIMITATIONS.  (a)  Notwithstanding anything to
                       ----------------
     the contrary contained herein, the obligation of Seller and Purchaser to indemnify their respective Indemnitees for any Loss shall, except as otherwise provided below, terminate at 11:59 p.m., New York City time, on the second anniversary of the Closing Date.

               (b) The obligation of either party to indemnify for any Losses based upon or caused by default in the performance of an agreement or covenant set forth in an Operative Agreement required to be performed after the Closing shall terminate on the second anniversary of the Closing or, if later, the second anniversary of the date the other party knew or should have known of the defaulting party's failure to perform.

               (c) The obligation of Seller or Purchaser to indemnify an Indemnitee for any Losses based upon any Excluded Liabilities or Assumed Liabilities, respectively, shall survive without any limitation as to time.

                (d) Claims for indemnification pending on, or asserted prior to, the expiration of the applicable time period specified above may continue to be asserted and indemnified against and the related obligation to indemnify shall not terminate.

                 9.06.  NO CONSEQUENTIAL DAMAGES.  In no event will any
                        ------------------------
     indemnifying party be liable to an Indemnitee under this Article IX for punitive damages, incidental damages or lost profits, lost savings or any other special, indirect or consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach by it of any of its obligations under this Agreement.

                9.07.  LIMITATION ON REMEDIES.  The rights of Purchaser and
                       ----------------------
     Seller to indemnification set forth in this Article IX shall be the sole and exclusive remedy against Purchaser or Seller with respect to any and all claims for
     damages with respect to the subject matter of the Operative Agreements, in lieu of any and all other rights which they may have under the Operative Agreements or otherwise with respect to the transactions contemplated hereby.


                                   ARTICLE X

                              EMPLOYMENT MATTERS
                              ------------------

                10.01.  OFFERS OF EMPLOYMENT.  At or prior to the Closing,
                        --------------------
     Purchaser may, at its option, offer employment to any employees of Seller listed on Schedule 10.01, which contains the names of employees of Seller (other than certain senior executives) who are currently employed supporting the voice network of Seller. Purchaser shall not be under any obligation to offer employment to any employees of Seller listed on Schedule 10.01 but shall notify Seller promptly upon Purchaser's making of an offer. Such notification will include the salary and location of any offer. In addition, Purchaser and Seller agree to consult with each other on the employment start-date for any employee of Seller hired by Purchaser. With respect to employees listed in Schedule 10.01, the terms of any offers will be in the sole discretion of Purchaser; provided, that Purchaser agrees to comply with applicable employment law and will be responsible for its conduct and any claims or actions resulting from the selection of, offers to or hiring of employees of Seller that would expose Seller or Purchaser to any damages, liabilities or other Losses as a result of Purchaser's wrongful conduct in connection therewith.

                10.02.  PAYMENTS BY SELLER.  (a)  To the extent any employees
                        ------------------
     of Seller that may be hired by Purchaser at or subsequent to the Closing are entitled to any accrued benefits through the date of hiring under any employee benefit plans or arrangements of Seller, whether with respect to retirement, medical and dental coverage, vacation pay, life insurance, disability or otherwise, Seller shall be solely responsible for the benefits and agrees to pay all amounts and make all distributions due to such employees promptly in accordance with such employees' terms of employment, including applicable benefit plans.

               (b)     In addition to matters funded by Seller pursuant to
     Section 10.02(a), Seller shall retain responsibility for any and all other liabilities relating to any of its employees hired by Purchaser, which liabilities
     have been incurred, or arise from facts or events occurring, prior to the Closing Date; provided, that Purchaser shall be responsible for any and all liabilities relating to any employees of Seller whether or not hired by Purchaser, to the extent arising from a breach of its obligations in Section 10.01. To the extent Purchaser is required to pay any such liabilities for which Seller retains responsibility, Seller shall promptly reimburse Purchaser for the amount paid.

                10.03.  NONSOLICITATION.  Prior to 12 months following the
                        ---------------
     Closing Date, Seller will not hire or solicit for employment any individual hired by Purchaser pursuant to Section 10.01 without the prior written consent of Purchaser.

                10.04.  CONTRACTING ARRANGEMENTS FOR EMPLOYEES.  (a) In the
                        --------------------------------------
     event that Purchaser has not hired all employees of Seller listed on
     Schedule 10.01 but Purchaser wishes that the services of certain of such employees are available to Purchaser during the period between the Closing Date and December 31, 1997, Purchaser will identify such employees to Seller. In such event Seller and Purchaser will enter into a contracting arrangement whereby Seller will make the services of such employees available to Purchaser (to the extent such employees remain employed by Seller) as contract employees on a month to month basis until December 31, 1997. Unless otherwise expressly agreed in the transition plan contemplated by Section 6.08, Purchaser agrees to pay to Seller an amount equal to 150% of the applicable monthly base salary of each such employee for each month Seller provides such services.

               (b) In addition, in the event Purchaser hires any employee of Seller listed on Schedule 10.01 but Seller wishes that the services of certain of such employees are available to Seller during the period between the Closing Date and December 31, 1997, Seller will identify such employees to Purchaser. In such event Purchaser and Seller will enter into a contracting arrangement whereby Purchaser will make the services of such employees available to Seller (to the extent such employees remain employed by Purchaser) as contract employees on a month to month basis until December 31, 1997. Unless otherwise expressly agreed in the transition plan contemplated by Section 6.08, Seller agrees to pay to Purchaser an amount equal to 150% of the applicable monthly base salary of each such employee for each month Purchaser provides such services.

                                      ARTICLE XI

                                     TERMINATION
                                     -----------

                11.01.  TERMINATION OF AGREEMENT.  (a)  Notwithstanding
                        ------------------------
     anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i)  by mutual written consent of Seller and Purchaser;

               (ii) by Purchaser if there has been a material breach of any representation, warranty, covenant or agreement contained in any Operative Agreement on the part of Seller or if any of the conditions set forth in Article VII shall have become incapable of fulfillment and shall not have been waived by Purchaser, provided that if such breach is susceptible of cure, it has not been cured within 30 days after written notice from Purchaser to Seller;

               (iii)by Seller if there has been a material breach of any representation, warranty, covenant or agreement contained in any Operative Agreement on the part of Purchaser or if any of the conditions set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived by Seller, provided that if such breach is susceptible of cure, it has not been cured within 30 days after written notice from Seller to Purchaser;

               (iv) by Seller or Purchaser if, in its reasonable opinion, a Burdensome Condition (other than a Burdensome Condition which is subject to the indemnification by Seller pursuant to
               Section 9.02(a)(iv)) has been imposed on it with respect to the transactions contemplated hereby;

               (v) by Seller or Purchaser, in its sole discretion, (x) if the Closing does not occur on or prior to June 30, 1997, other than as a result of a breach by the party seeking termination of its obligations hereunder, the Real Property Contracts (or alternative arrangements reasonably satisfactory to Purchaser) not having been executed or the Consents required pursuant to the HSR Act or the Real Property

               Contracts (or such alternative arrangements) not having been obtained; or (y) if the Closing does not occur on or prior to September 30, 1997, other than as a result of a breach by the party seeking termination of its obligations hereunder; or

               (vi) by Purchaser if, prior to Closing, Assets constituting tangible personal property are materially damaged and Seller has not either provided a reasonably satisfactory replacement therefor or made a payment or purchase price adjustment in an amount sufficient to acquire a reasonably satisfactory replacement; or by Purchaser or Seller if, prior to Closing, a material default (other than by Seller) shall have occurred with respect to Assets constituting Contracts or material Assets constituting Contracts are no longer in full force and effect.


     provided, however, that the party seeking termination pursuant to clause
     -----------------
     (ii), (iii), (iv), (v) or (vi) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in any Operative Agreement.

               (b) In the event of termination by Seller or Purchaser pursuant to this Section 11.01, written notice thereof shall forthwith be given to the other party hereto and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein (i) Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to Seller; and (ii) all confidential information received by Purchaser with respect to the businesses of Seller shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

               (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11.01, this Agreement shall become null and
     void and of no further force and effect, except for the provisions of Sections 12.01, 12.02, 12.06, 12.08, 12.14 and Articles IX and XI.
     Nothing in this Section 11.01 shall be deemed to release any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements as set forth in the Operative Agreements.


                                    ARTICLE XII

                                   MISCELLANEOUS
                                   -------------

                12.01.  EXPENSES.  Except as otherwise specifically provided
                        --------
     in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements. Any sales, transfer or other similar Taxes or fees applicable to the conveyance and transfer from Seller to Purchaser of the Assets, including transfer Taxes, recording and filing fees and documentary stamp Taxes, shall be borne and paid by Purchaser.

                12.02.  WAIVER OF JURY TRIAL.  Each party waives, to the
                        --------------------
     fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to the Operative Agreements. Each party (i) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into the Operative Agreements by, among other things, the mutual waivers and certifications set forth above in this Section.

                12.03.  INFORMATION FOR TAX RETURNS.  (a)  If, in order
                        ---------------------------
     properly to prepare its Tax returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Assets or the Network, and such information, documents or records are in the possession or control of the other party hereto, such other party agrees to use reasonable commercial efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

               (b) Each party to this Agreement hereby agrees that it shall cooperate with the other by executing and/or filing or causing to be executed and/or filed any required documents (including any Tax returns required to be filed with respect to the transactions contemplated by this Agreement) and by making available to the other, without limitation, all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete Tax returns, respond to audits, obtain refunds, make any determination required under this Agreement, verify issues and negotiate settlements with Tax authorities or defend or prosecute Tax claims.

                12.04.  AMENDMENTS AND WAIVERS.  (a)  No failure or delay of
                        ----------------------
     a party to this Agreement in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 12.04(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on either party to this Agreement in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

               (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by authorized signatories of the parties hereto. To be effective, any consent, approval, notice, waiver or demand required or permitted under this Agreement must refer specifically to this Agreement and the provisions to which it relates, describe with particularity any right or obligation consented to, approved, waived or purported to be violated and demonstrate knowledge of the consequences of the action so taken.

                12.05.  TRANSFERABILITY.  The respective rights and
                        ---------------
     obligations of each party hereto shall not be assignable by such party without the written consent of the other party hereto, except that prior to or after the Closing Purchaser may assign its rights and obligations hereunder to Telco, or any direct or indirect wholly owned subsidiary of Telco, if all the obligations of such assignee hereunder are unconditionally guaranteed by Telco, and after the Closing (a) Purchaser may assign its rights hereunder (but excluding any right to indemnification pursuant to Article IX) to any transferee of ownership of the Network (which shall not include any Person that purchases telecommunications capacity from Purchaser but does not acquire an ownership interest in the Network), (b) Seller may assign its rights under this Agreement to its general partners or any affiliate thereof and (c) Purchaser may assign its rights under this Agreement to any successor of Purchaser in the event of a merger, consolidation, liquidation or dissolution of Purchaser, if such assignee pursuant to the foregoing clause (b) or (c) executes and delivers to the other party hereto an agreement satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all the obligations and liabilities of the assigning party, but any such permitted assignment shall not relieve the assigning party of its obligations hereunder or any guarantor of such obligations. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, unless such Person is expressly stated to be entitled to any such right, remedy or claim.

                 12.06.  NONRECOURSE.  Notwithstanding anything to the
                         -----------
     contrary contained herein, no partner of Seller shall have any duty, obligation or liability under or in respect of this Agreement as a result of its status as a partner of Seller, nor shall any direct or indirect owner of any such partner have any duty, obligation or liability as a result of its direct or indirect beneficial ownership of such partner; it being understood and agreed that all duties, obligations and liabilities of Seller are expressly nonrecourse to the respective direct and indirect beneficial owners.

                12.07.  Notices.  Any notice, request or other document to be
                        -------
     given hereunder to a party hereto shall be in writing and delivered by hand, courier, overnight delivery
     service or registered or certified mail. Any notice or other communication under this Agreement shall be deemed given when received and shall be directed to the following address:


               (a)     If to Seller, addressed to it at:

               231 North Martingale Road
               Schaumburg, Illinois  60173

               Attention of General Counsel

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, N.Y. 10019

               Attention of Martin L. Senzel


               (b)     If to Purchaser, addressed to it at:

               4219 Lafayette Center Drive
               Chantilly, VA  20151-1209

               Attention of Bryan K. Rachlin,
               Chief Operating Officer

               with a copy to:

               Swidler & Berlin
               3000 K Street, Suite 300
               Washington, DC  20007-5116

               Attention of John J. Klusaritz

     Either party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other party hereto.

                12.08.  REMEDIES.  Except as may otherwise be specifically
                        --------
     provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which the parties hereto would otherwise have. Equitable relief, including the remedies of
     specific performance and injunction, shall be available with respect to any actual or attempted breach hereof.

                12.09.  APPLICABLE LAW.  This Agreement shall be governed by
                        --------------
     and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                12.10.  JURISDICTION; CONSENT TO SERVICE OF PROCESS.  (a)
                        -------------------------------------------
     Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York state court sitting in the County of New York or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and uncondi-tionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, by removal or otherwise, in such Federal court.

               (b) It shall be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in such New York state court or, to the extent permitted by law, by removal or otherwise, in such Federal court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each of such New York State court and Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; provided that the foregoing condition precedent shall not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

               (c) No party to this Agreement may move to (i) transfer any such suit, action or proceeding from such New York State court or Federal court to another jurisdiction, (ii) consolidate any such suit, action or proceeding
     brought in such New York state court or Federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such New York state court or Federal court for the purpose of bringing the same in another jurisdiction.

               (d) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York state court sitting in the County of New York or any Federal court sitting in the Southern District of New York, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and
     (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

               (e) Each party to this Agreement irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement shall affect the right of any party to such agreement or instrument to serve process in any other manner permitted by law.

                12.11.  SEVERABILITY.  In the event any one or more of the
                        ------------
     provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                 12.12.  SECTION HEADINGS.  The section headings and table of
                         ----------------
     contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.13.  COUNTERPARTS.  This Agreement may be executed in
                        ------------
     multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                12.14.  PUBLICITY.  (a)  Neither party shall issue any press
                        ---------
     release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party (which will not be unreasonably withheld or delayed), except as may be required by Governmental Rule or the regulations of any securities exchange. In the event any such release or announcement is to be made because it is required by a Governmental Rule or such regulations, such party shall (or shall cause the Person required to issue the release or make the announcement to) first (i) allow the other party reasonable time to comment on such release or announcement in advance of its issuance and
     (ii) use reasonable efforts to accept the reasonable and good faith comments of the other party.

                (b) Prior to the Closing, Purchaser shall not, without Seller's prior written consent, consult any Persons that have been identified to Purchaser by Seller as customers, vendors, clients, prospects or other Persons with whom Seller has a business relationship regarding such Person's relationship with Seller; provided, however, Purchaser shall not be deemed to waive its right to be satisfied that all conditions precedent to the Closing set forth in Article VII have been satisfied.

               (c) Except as required by Governmental Rule or the regulations of any securities exchange, neither party will give a copy of this Agreement to any Person which is not an affiliate of such party or a partner, officer, director, employee, stockholder, agent, representative or professional adviser to such party or affiliate, without the prior written consent of the other party. The disclosing party shall take reasonable actions to prevent any recipient of a copy of this Agreement from providing a copy of this Agreement to any additional Person without written consent.

                12.15.  ENTIRE AGREEMENT.  This Agreement, the other
                        ----------------
     Operative Agreements and the Exhibits, Schedules, Appendices and Attachments hereto and thereto and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter thereof and
     supersede all prior written and oral agreements and understandings with respect to such subject matter.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   ADVANTIS


                                      /s/Patrick M. Kerin
                                   by____________________________
                                     Title:Executive Vice President
                                             and CEO

                                   TELCO NETWORK SERVICES, INC.


                                     /s/Donald A. Burns
                                   by__________________________
                                     Title:Chief Executive Officer
                                             and CEO